UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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[_] Soliciting Material Pursuant to §240.14a-12

NEMAURA MEDICAL INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NEMAURA MEDICAL INC.

Advanced Technology Innovation Centre

Loughborough University Science and Enterprise Parks

5 Oakwood Drive

Loughborough, Leicestershire LE11 3QF

United Kingdom

NOTICE OF VIRTUAL ANNUAL MEETING OF STOCKHOLDERS
to be held on February 26, 2024

TO THE STOCKHOLDERS OF NEMAURA MEDICAL INC.:

Nemaura Medical Inc., a Nevada corporation (the “Company”), is holding a Virtual Annual Meeting of Stockholders (the “Annual Meeting”) on Monday, February 26, 2024, at 9:00 a.m., Eastern time, at www.virtualshareholdermeeting.com/NMRD2024  for the following purposes:

1.	To elect five directors;
2.	To ratify the appointment of Weinberg and Company, P.A., as the Company’s independent accountants, for the fiscal year ending March 31, 2024;
3.	To approve an amendment to the Company’s Articles of Incorporation, as amended (the “Articles”), to increase the number of authorized shares of the Company’s common stock, par value $0.001 per share, from 42,000,000 shares to 200,000,000 shares;
4.	To approve the Nemaura Medical Inc. 2023 Omnibus Incentive Plan;
5.	Approval of the potential issuance of shares of common stock to certain debt holders of the Company in excess of 19.99% of our outstanding common stock pursuant to Nasdaq listing rules; and
6.	To transact any other business as may properly be presented at the Annual Meeting or any adjournment or postponement thereof.

All holders of common stock of record at the close of business on December 29, 2023 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

The Board of Directors of the Company has authorized the solicitation of proxies. Unless otherwise directed, the proxies will be voted FOR the election of the nominees listed in the attached Proxy Statement to be members of the Board of Directors of the Company; FOR ratification of Weinberg and Company, P.A.’s appointment; FOR approval of the increase in the authorized shares of the Company’s common stock from 42,000,000 shares to 200,000,000 shares; FOR approval of the Nemaura Medical Inc. 2023 Omnibus Incentive Plan; FOR approval of the potential issuance of shares of common stock in excess of 19.99% of our outstanding common stock pursuant to Nasdaq listing rules; and on other business that may properly come before the Annual Meeting, as the named proxies in their best judgment shall decide.

Your vote is very important. Whether or not you plan to virtually attend the Annual Meeting, we encourage you to read the Proxy Statement and submit your proxy as soon as possible. You may submit your proxy for the Annual Meeting by completing, signing, dating and returning your proxy in the pre-addressed envelope provided.

By Order of the Board of Directors,

/s/ Dewan Fazlul Hoque Chowdhury

Dewan Fazlul Hoque Chowdhury

Chairman of the Board

January [•], 2024

NEMAURA MEDICAL INC.

Advanced Technology Innovation Centre

Loughborough University Science and Enterprise Parks

5 Oakwood Drive

Loughborough, Leicestershire LE11 3QF

United Kingdom

_____________________________

PROXY STATEMENT
_____________________________

Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholders
Meeting to Be Held on February 26, 2024

The proxy statement and annual report to stockholders for the fiscal year ended March 31, 2023 are available at www.proxyvote.com.

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Nemaura Medical Inc., a Nevada corporation (the “Company,” “Nemaura,” “we,” “our” or “us”), of proxies to be voted at our 2024 Virtual Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournment or postponement of the Annual Meeting. The Annual Meeting will take place virtually on Monday, February 26, 2024, beginning at 9:00 a.m., Eastern time, at www.virtualshareholdermeeting.com/NMRD2024. You will need to provide your 16-digit control number that is on your proxy card to gain access to the virtual Annual Meeting.

The Company is holding the Annual Meeting for the following purposes:

1.	To elect five directors;
2.	To ratify the appointment of Weinberg and Company, P.A. (Weinberg”), as the Company’s independent accountants, for the fiscal year ending March 31, 2024;
3.	To approve an amendment to the Company’s Articles of Incorporation, as amended (the “Articles”), to increase the number of authorized shares of the Company’s common stock, par value $0.001 per share, from 42,000,000 shares to 200,000,000 shares;
4.	To approve the Nemaura Medical Inc. 2023 Omnibus Incentive Plan;
5.	Approval of the potential issuance of shares of common stock to certain debt holders of the Company in excess of 19.99% of our outstanding common stock pursuant to Nasdaq listing rules; and
6.	To transact any other business as may properly be presented at the Annual Meeting or any adjournment or postponement thereof.

We will bear the costs of our solicitation of proxies. In addition to the use of the mail, proxies may be solicited by electronic mail, personal interview, telephone, telegram and telefax by our directors, officers and employees. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of common stock held of record by such persons, and we may reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

This Proxy Statement, the Notice of Annual Meeting, and accompanying proxy are being furnished to holders of our common stock at the close of business on December 29, 2023 (the “Record Date”), the record date for the Annual Meeting. Web links and addresses contained in this Proxy Statement are provided for convenience only, and the content on the referenced websites does not constitute a part of this Proxy Statement.

On or about January [•], 2024 , this Proxy Statement, the accompanying proxy card and the Company’s 2023 annual report are first being sent to stockholders.

GENERAL INFORMATION ABOUT VOTING

Record Date, Outstanding Shares, and Voting Rights

As of December 29, 2023, the Record Date for the virtual Annual Meeting, the Company had outstanding [•]  shares of common stock. Each share of common stock entitles its holder to one vote.

Voting Procedures; Revoking Proxies

You may vote your proxy by completing, dating, signing, and mailing the accompanying form of proxy in the return envelope provided or by telephone or Internet by following the instructions on the form of proxy. The persons authorized by any of those means to vote your shares will vote them as you specify or, in absence of your specification, as stated on the form of proxy.

You may revoke any proxy by notifying the Company in writing at the above address, Attention: Secretary, or by voting a subsequent proxy or virtually at the virtual Annual Meeting.

Required Votes

The directors under Proposal 1 will be elected by a plurality of votes cast.

Proposals 2, 4 and 5 shall be approved upon the vote of a majority of shares entitled to vote and present in person or represented by proxy at the virtual Annual Meeting. An abstention or a broker non-vote with respect to Proposal 2, 4 or 5 will have the effect of a vote “AGAINST” such proposals.

Proposal 3 shall be approved upon the vote of a majority of the issued and outstanding shares of the Company’s common stock. An abstention or a broker non-vote will have the effect of a vote “AGAINST” such proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of the Company’s common stock, as of December 29, 2023, the Record Date of the Annual Meeting, by each of the Company’s directors, nominees for director, and named executive officers; all executive officers and directors as a group; and each person known to the Company to own beneficially more than 5% of Company’s common stock. Except as otherwise noted, the persons identified have sole voting and investment powers with respect to their shares.

Name and Address of Beneficial Owner (1)	No. of Shares of Common Stock Beneficially Owned		Percent of Class (1)
Named Executive Officers and Directors:
Dewan F.H. Chowdhury	8,761,700	(2)	30.3%
Bashir Timol	2,798,310	(3)	9.7%
Timothy Johnson	8,000	(4)	*
Salim Natha	408,640	(2)	1.4%
Thomas Moore	8,000	(4)	*
All Executive Officers and Directors as a Group (6 persons) (5)	12,025,693	(6)	41.6%

Holders of 5% or more of our Common Stock:
Sufyan Ismail (7)	2,006,239		6.9%

 ____

* Less than 1%.

(1) Based upon [•] shares of our common stock outstanding at December 29, 2023.

(2) Includes 8,000 shares the reporting person has the right to acquire within 60 days of December 29, 2023 upon exercise of a vested option to purchase 8,000 shares of common stock.

(3) Represents (i) 2,708,210 shares held directly by the reporting person, (ii) 82,100 shares held by the reporting person’s spouse, and (iii) 8,000 shares the reporting person has the right to acquire within 60 days of December 29, 2023 upon exercise of a vested option to purchase 8,000 shares of common stock.

(4) Represents 8,000 shares the reporting person has the right to acquire within 60 days of December 29, 2023 upon exercise of a vested option to purchase 8,000 shares of common stock.

(5) Includes shares beneficially owned by Messrs. Chowdhury, Timol, Johnson, Natha, Moore and Ghadar.

(6) Includes 40,000 shares the Company’s executive officers and directors have the right to acquire within 60 days of December 29, 2023 upon exercise of vested options to purchase 40,000 shares of common stock.

(7) Mr. Ismail’s address is Hollybank High Bank Lane, Lostock, Bolton, Lancashire BL6 HDT United Kingdom.

PROPOSAL 1:

ELECTION OF DIRECTORS

Nominees of the Board of Directors

The Board has nominated the persons identified below for election as directors, to serve until the next annual meeting at which time their successors have been elected and qualified. Directors are elected by a plurality of votes cast. If any nominee becomes unavailable for election, which is not expected, the persons named in the accompanying proxy intend to vote for any substitute whom the Board nominates.

Name	Age	Positions with the Company	Has Served as a Director Since
Dewan Fazlul Hoque Chowdhury	50	Chief Executive Officer, President and Chairman; Principal Financial Officer and Principal Accounting Officer	December 24, 2013

Bashir Timol	49	Director	December 24, 2013

Thomas Moore	59	Independent Director	August 3, 2017

Dr. Salim Natha	56	Independent Director	July 26, 2017

Timothy Johnson	39	Independent Director	July 17, 2017

Dewan Fazlul Hoque Chowdhury. Dr. D.F.H. Chowdhury has been our President, Chief Executive Officer and a member of our Board since the incorporation of DDL on January 20, 2009. He has also served as principal financial officer and principal accounting officer since July 2022 while the Company continues its search for a U.S.-based replacement Chief Financial Officer. Mr. Chowdhury is in charge of research and development of our core technologies, product development, innovation and commercialization. He also coordinates and oversees legal compliance; development of the Company mission; policy and planning. Prior to establishing the Company, Dr. D.F.H. Chowdhury was the founder and CEO of Microneedle Technologies and Nemaura Pharma Limited. Dr. D.F.H. Chowdhury has been responsible for negotiating licensing deals for a transdermal patch to treat Alzheimer’s disease. Additionally, he is involved in commercial negotiations and global strategy development.

Dr. D.F.H. Chowdhury originally trained as a pharmaceutical scientist and has an MSc in Microsystems and Nanotechnology from Cranfield University, and a Doctorate from the University of Oxford on nano-drug delivery. His experience in the Pharmaceutical Industry includes product development; manufacturing; and technical and corporate management.

Bashir Timol. Mr. Timol has served as member of the Board of Nemaura Medical since formation in December 2013. He also served as the Company’s Chief Business Officer from April 2018 to November 2019. Mr. Timol has co-founded, managed, and funded several biotech and life science companies, and led the investment consortium that provided capital for the initial two funding rounds for Nemaura Medical. Mr. Timol obtained his Bachelor of Arts degree in Economics from the University of Central Lancashire, UK.

Thomas Moore. Mr. Moore was elected as a director in August 2017. He is currently working as a director, tax consultant and co-owner of a tax consultancy and pensions administration business (WestBridge), having built up three decades of experience in accounting and consulting fields at leading accounting firms including Grant Thornton, KPMG and PricewaterhouseCoopers. Throughout the last five years, Mr. Moore has held his current role with WestBridge since May 2017 and before that was a Director with Grant Thornton UK PLC. He is a practicing Chartered Tax Adviser and earned his first-class Bachelor of Arts in French and Russian from the University of Northumbria, UK. The qualifications Mr. Moore brings to the role include a wealth of experience in matters relating to accounts, financial management and financial regulatory requirements, including his current experience as an MLRO in two companies.

Dr. Salim Natha. Dr. Natha was elected as a director in July 2017. He is currently practicing as an Eye Surgeon in the UK National Health Service (NHS), and is the clinical lead for a retinopathy screening program for over 20,000 diabetics in the Ashton, Wigan and Leigh region. He has published several articles in the medical literature and is a peer reviewer for the English National Diabetic Retinopathy Screening Program. Dr. Natha graduated with honours from the University of Liverpool Medical School.

Timothy Johnson. Mr. Johnson was elected as a director in July 2017. He is currently serving in executive positions in several tax consultancy and accountancy businesses in the UK. He is a practicing Chartered Tax Adviser and holds a first-class Master of Science in Mathematics and Physics from the University of Manchester, UK. Mr. Johnson’s work involves in depth review and analysis of financial statements on a daily basis, and he has significant experience in matters relating to financial accounts, tax, financial management, financial regulatory requirements and anti-money laundering requirements.

Family Relationships

There are no family relationships between any of our directors or executive officers.

Involvement in Certain Legal Proceedings

None.

Director Independence

The Board has reviewed the independence of our directors, applying the independence standards of The Nasdaq Stock Market (“Nasdaq”). Based on this review, the Board determined that each of Thomas Moore, Dr. Salim Natha and Timothy Johnson are “independent” within the meaning of the Nasdaq rules. In making this determination, our Board considered the relationships that each of these non-employee directors has with us and all other facts and circumstances our Board deemed relevant in determining their independence. As required under applicable Nasdaq rules, we anticipate that our independent directors will meet on a regular basis as often as necessary to fulfil their responsibilities, including at least annually in executive session without the presence of non-independent directors and management.

Board Leadership Structure and Role in Risk Oversight

Dr. Chowdhury holds the positions of Chief Executive Officer, and Chairman of the Board of the Company. Since the termination of Mr. McLarney on July 1, 2022, Mr. Chowdhury has also acted as our principal financial officer and principal accounting officer. The Board believes that Dr. Chowdhury’s services as both Chief Executive Officer and Chairman of the Board is in the best interest of the Company and its stockholders. Dr. Chowdhury possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company in its business and is thus best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters relating to the business of the Company. His combined role enables decisive leadership, ensures clear accountability, and enhances the Company’s ability to communicate its message and strategy clearly and consistently to the Company’s shareholders, employees and customers.

The Board has not designated a lead director. Given the limited number of directors comprising the Board, the independent directors call and plan their executive sessions collaboratively and, between meetings of the Board, communicate with management and one another directly. Under these circumstances, the directors believe designating a lead director to take on responsibility for functions in which they all currently participate might detract from rather than enhance performance of their responsibilities as directors.

Management is responsible for assessing and managing risk, subject to oversight by the Board. The Board oversees our risk management policies and risk appetite, including operational risks and risks relating to our business strategy and transactions. Various committees of the board assist the board in this oversight responsibility in their respective areas of expertise.

•	The Audit Committee assists the Board with the oversight of our financial reporting, independent auditors, and internal controls. It is charged with identifying any flaws in business management and recommending remedies, detecting fraud risks and implementing anti-fraud measures. The audit committee further discusses Nemaura’s policies with respect to risk assessment and management with respect to financial reporting.

•	The Compensation Committee oversees compensation, retention, succession and other human resources-related issues and risks.

•	The Corporate Governance and Nominating Committee overviews risks relating to our governance policies and initiatives.

Code of Ethics

We have adopted a Code of Ethics that applies to our principal executive officer, principal financial officer and other persons performing similar functions. A copy of our Code of Ethics is available on our website, www.nemauramedical.com. We intend to post amendments to, or waivers from a provision of, our Code of Ethics that apply to our principal executive officer, principal financial officer or persons performing similar functions on our website.

Board Meetings & Board Committees

The Board held two meetings during the fiscal year ended March 31, 2023. During the fiscal year ended March 31, 2023, all directors attended 75% or more of the meetings of the Board and Board committees of which the director was a member.

It is the policy of the Board that all directors should attend annual meetings of stockholders in person or by teleconference. All directors attended the 2022 annual meeting of stockholders.

Our Board has established three standing committees in connection with the discharge of its responsibilities: the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. Our Board has adopted written charters for each of these committees. Copies of the charters are available on our website, www.nemauramedical.com. Our Board may establish other committees as it deems necessary or appropriate from time to time.

Audit Committee

The Audit Committee is comprised of our independent directors: Mr. Johnson (Chair), Mr. Moore and Dr. Natha. Mr. Johnson qualifies as an audit committee financial expert as defined in Item 407(d)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended.

According to its charter, the Audit Committee consists of at least three members, each of whom shall be a non-employee director who has been determined by the Board to meet the independence requirements of Nasdaq, and also Rule 10A-3(b)(1) of the SEC, subject to the exemptions provided in Rule 10A-3(c). The Audit Committee charter describes the primary functions of the Audit Committee, including the following:

•	oversee the Company’s accounting and financial reporting processes;

•	oversee audits of the Company’s financial statements;

•	discuss policies with respect to risk assessment and risk management, and discuss the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures;

•	review and discuss with management the Company’s audited financial statements and review with management and the Company’s independent registered public accounting firm the Company’s financial statements prior to the filing with the SEC of any report containing such financial statements.

•	recommend to the board that the Company’s audited financial statements be included in its annual report on Form 10-K for the last fiscal year;

•	meet separately, periodically, with management, with the Company’s internal auditors (or other personnel responsible for the internal audit function) and with the Company’s independent registered public accounting firm;

•	be directly responsible for the appointment, compensation, retention and oversight of the work of any independent registered public accounting firm engaged to prepare or issue an audit report for the Company;

•	take, or recommend that the board take, appropriate action to oversee and ensure the independence of the Company’s independent registered public accounting firm; and

•	review major changes to the Company’s auditing and accounting principles and practices as suggested by the Company’s independent registered public accounting firm, internal auditors or management.

The Audit Committee held four meetings during the fiscal year ended March 31, 2023.

Compensation Committee

Our Compensation Committee consists of Dr. Natha (Chair) and Messrs. Moore and Johnson. The Compensation Committee is responsible for, among other matters:

•	Reviewing and approving, or recommending to the Board to approve the compensation of our CEO and other executive officers and directors reviewing key employee compensation goals, policies, plans and programs;

•	Administering incentive and equity-based compensation;

•	Reviewing and approving employment agreements and other similar arrangements between us and our executive officers; and

•	Appointing and overseeing any compensation consultants or advisors.

The Compensation Committee held one meeting during the fiscal year ended March 31, 2023.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee has ever been an officer or employee of the Company. None of the Company’s executive officers serves, or has served since inception, as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of the Company’s directors or on the Company’s Compensation Committee.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee consists of Mr. Johnson (Chair), Mr. Moore and Dr. Natha. The Corporate Governance and Nominating Committee is responsible for, among other matters:

•	Selecting or recommending for selection candidates for directorships;

•	Evaluating the independence of directors and director nominees;

•	Reviewing and making recommendations regarding the structure and composition of our Board and the board committees;

•	Developing and recommending to the board corporate governance principles and practices;

•	Reviewing and monitoring the Company’s Code of Ethics; and

•	Overseeing the evaluation of the Company’s management.

The Corporate Governance and Nominating Committee held no formal meetings during the fiscal year ended March 31, 2023.

Material Changes to the Procedures by which Security Holders May Recommend Nominees to the Board

We do not currently have a procedure by which security holders may recommend nominees to the Board. Prior to the listing of our common stock on Nasdaq, as a private company with a limited shareholder base, we did not believe that it was important to provide such a procedure. However, as a publicly traded Nasdaq company with the requirement to hold annual shareholder meetings, we will consider implementing such a policy in the future.

The Board does not have a formal policy on Board candidate qualifications. The Board may consider those factors it deems appropriate in evaluating director nominees made either by the Board or stockholders, including judgment, skill, strength of character, experience with businesses and organizations comparable in size or scope to the Company, experience and skill relative to other Board members, and specialized knowledge or experience. Depending upon the current needs of the Board, certain factors may be weighed more or less heavily. In considering candidates for the Board, the directors evaluate the entirety of each candidate’s credentials and do not have any specific minimum qualifications that must be met. The directors will consider candidates from any reasonable source, including current Board members, stockholders, professional search firms or other persons. The directors will not evaluate candidates differently based on who has made the recommendation.

Stockholder Communications

Stockholders can mail communications to the Board, c/o Secretary, Nemaura Medical Inc., Advanced Technology Innovation Centre, Loughborough University Science and Enterprise Parks, 5 Oakwood Drive, Loughborough, Leicestershire, LE11 3QF, United Kingdom, who will forward the correspondence to each addressee.

Delinquent Section 16(a) Reports

Under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company’s directors, executive officers and persons who own more than 10% of our common stock are required to file with the Securities and Exchange Commission (the “SEC”), initial reports of ownership and reports of changes in ownership of the common stock and other equity securities of the Company. To the Company’s knowledge, based solely on a review of copies of such reports furnished to the Company during and/or with respect to the fiscal year ended March 31, 2023, there were no late or delinquent filings required under Section 16(a) of the Exchange Act.

Executive Compensation

Fiscal 2023 Summary Compensation Table

The following table provides certain disclosure, for the fiscal years ended March 31, 2023 and 2022, regarding compensation paid to or earned by our named executive officers (“NEOs”).

Named Executive Officer and Principal Position	Fiscal Year Ended March 31,	Salary		Bonus	Stock Awards	Option Awards		All Other Compensation		Total
		$		$	$	$		$		$
Dr. D.F.H. Chowdhury,	2023	98,913		—	—			239,665	(4)	337,577
Chief Executive Officer and President	2022	109,416		—	—	26,706	(1)	3,849		139,971

Justin McLarney	2023	28,245		—	—	—		50,728		78,973
Former Chief Financial Officer (2)	2022	256,444	(3)	—	—	—		2,498		258,942

(1)	On January 28, 2022, in compensation for Dr. Chowdhury’s service as a director, the Board granted to Dr. Chowdhury an option to purchase 8,000 shares of common stock at an exercise price of $3.98 per share, the closing price of the Company’s common stock on the date of grant. The option was fully vested at grant and is exercisable for a period of five years from the date of grant. The fair value attributed to the options has been calculated using a Black-Scholes Option Pricing Model.
(2)	Mr. McLarney left his position as Chief Financial Officer of the Company in July 2022. Thereafter, Dr. Chowdhury acted as Interim Chief Financial Officer.
(3)	Of this amount, $169,055 was paid in cash, and $87,389 was paid in stock. At Mr. McLarney’s election, a portion of his base salary was paid in stock. Accordingly, on January 31, 2022, Mr. McLarney received 22,293 shares at the market price of $3.92.
(4)	In April 2022, the Compensation Committee agreed to change the remuneration for Dr. Chowdhury, which had not changed since 2013. It was determined that his remuneration should be $400,000 per annum plus a discretionary bonus (performance requirements to be determined at a later date). The Board approved this in July 2022. This also includes payments into the pension scheme.

Employment Agreements

Dr. D.F.H. Chowdhury

We entered into an employment agreement with Dr. D.F.H. Chowdhury on November 2, 2013. Dr. D.F.H. Chowdhury’s contract is for an unspecified period. He may leave the Company with notice, or the Company may terminate his contract with notice. Termination may be with or without cause. Dr. D.F.H. Chowdhury received an initial annual salary of £80,000 pounds sterling (approximately $109,000). In April 2022, the Compensation Committee agreed to change Dr. Chowdhury’s remuneration, which had not changed since 2013. It was determined that his remuneration should be $400,000 per annum plus a discretionary bonus (performance requirements to be determined at a later date).  Our contract with Dr. D.F.H. Chowdhury does not include any provision for stock options or equity incentives.

Under the executive employment agreement Dr. D.F.H. Chowdhury’s annual salary was adjusted on a pro rata basis to reflect only work that was performed for Nemaura Medical Inc. The disclosure set forth in the table reflects his pro rata compensation for the periods ended March 31, 2023 and March 31, 2022, respectively.

Mr. McLarney

We entered into an employment agreement with our former Chief Financial Officer, Mr. Justin Mclarney, on September 15, 2020. Mr. Mclarney’s contract was for an unspecified period. He was able to eave the Company with notice, or the Company could terminate his contract with notice. Termination could be with or without cause. Mr. Mclarney received an annual base salary of £90,000 pounds sterling (approximately $123,000). Our contractual arrangements with Mr. Mclarney allowed for stock options, and equity or cash incentives to be provided upon certain conditions having been met. Mr. Mclarney ceased to be an executive officer of the Company on July 1, 2022.

Outstanding Equity Awards for fiscal year ended March 31, 2023

The table below sets forth the outstanding option awards for the named executive officers, as of March 31, 2023; there were no new outstanding stock awards as of this date:

	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Dr. D.F.H. Chowdhury	8,000	—	3.98	January 28, 2027

Potential payments upon termination or change-in-control.

None.

Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between “compensation actually paid” to our principal executive officer and to our other non-principal executive officer NEOs and certain financial performance of the Company. Compensation actually paid, as determined under SEC requirements, does not reflect the actual amount of compensation earned by or paid to our executive officers during a covered year.

	PEO				Average of Non-Principal Executive Officer NEOs				Value of $100 Initial Investment Based On:
Fiscal Year Ended March 31,[1]		Summary Compensation Table Total Compensation		Compensation Actually Paid[2]		Summary Compensation Table Total Compensation		Compensation Actually Paid[2]		Cumulative Total Stockholder Return[3]		Net Income ($000)
2023	$		$		$		$		$		$
2022	$		$		$		$		$		$

(1) The PEO for all three covered years was Dewan F.H. Chowdhury. The non-PEO NEO in the 2023, 2022 and 2021 fiscal years was Justin Mclarney.

(2) Amounts reported in this column are based on total compensation reported for our PEO and our non-PEO NEOs in the Summary Compensation Table for the indicated reporting and adjusted as shown in the table below. Fair value of equity awards was computed in accordance with the Company’s methodology used for financial reporting purposes.

(3) TSR was calculated from [•] .

Fair value of equity awards was computed in accordance with the Company’s methodology used for financial reporting purposes:

	2023				2022
		Principal Executive Officer		Non-Principal Executive Officers		Principal Executive Officer		Non-Principal Executive Officer NEOs

Summary Compensation Table Reported Compensation	$		$		$		$

Deduct: Grant date fair values of equity awards reported in “Stock Awards” column of the Summary Compensation Table for the covered fiscal year	$		$		$		$

Deduct: For any awards granted in any prior fiscal year that were forfeited during the covered fiscal year, the fair value at the end of the prior fiscal year	$		$		$		$

Add: Fair values as of the end of the covered fiscal year of all equity awards granted during the covered fiscal year that are outstanding and unvested as of the end of such covered fiscal year	$		$		$		$

Add: The change in fair value (whether positive or negative) as of the end of the covered fiscal year of any equity awards granted in any prior fiscal year that are outstanding and unvested as of the end of such covered fiscal year	$		$		$		$

Add: For awards that are granted and vest in the same fiscal year, the fair value as of the vesting date	$		$		$		$

Add: The change in fair value (whether positive or negative) as of the vesting date of any awards granted in any prior fiscal year for which all applicable vesting conditions were satisfied at the end of or during the covered fiscal year	$		$		$		$

Total Compensation Actually Paid	$		$		$		$

The graphs below describe the relationship between compensation actually paid to our NEOs and the Company’s cumulative Total Shareholder Return and net income for the indicated years.

[INSERT GRAPHS]

Director Compensation

Each of our independent directors received annual fees of £5,000 pounds sterling (approximately $6,182) for the fiscal year ended March 31, 2023, for his service on our Board and Board committees.

Name	Fees Earned or Paid in Cash ($)
Timothy Johnson	6,182
Dr. Salim Natha	6,182
Thomas Moore	6,182

Certain Relationships and Related Transactions

Pharma and NDM are entities controlled by our Chief Executive Officer, President, Chairman of the Board and majority shareholder, Dr. D.F.H. Chowdhury.

Pharma has invoiced our subsidiaries, DDL and TCL for research and development services. In addition, certain operating expenses of DDL and TCL were incurred and paid by Pharma and NDM which have been invoiced to us. Certain costs incurred by Pharma and NDM are directly attributable to DDL and TCL and such costs were billed to us.

Total costs charged to us by Pharma and NDM were $4,767,586 for the year ended March 31, 2023.

The following is a summary of activity between the Company and Pharma and NDM for the years ended March 31, 2023 and March 31, 2022.

	March 31,
	2023 ($)	2022 ($)
Liability due to related parties at beginning of year	(101,297)	148,795
Amounts invoiced by Pharma to DDL, NM and TCL	4,767,586	3,245,985
Amounts invoiced by DDL to Pharma	(3,245)	(2,495)
Amounts paid by DDL to Pharma	(3,773,217)	(3,492,962)
Foreign exchange differences	30,953)	(620)
Liability due to related parties at end of year	920,780	(101,297)

Policies and Procedures for Related Person Transactions

It is the Company’s policy to not enter any transaction (other than compensation arrangements in the ordinary course) with any director, executive officer, employee, or principal stockholder or party related to any of them, unless authorized by a majority of the directors having no interest in the transaction, upon a favorable recommendation by the Audit Committee (or a majority of its disinterested members).

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION

OF THE BOARD OF DIRECTORS’ NOMINEES.

PROPOSAL 2:

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT ACCOUNTANTS

On May 25, 2023, the Audit Committee appointed Weinberg as the Company’s independent registered public accounting firm. Weinberg has been appointed to serve as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2024. Prior to such time, on February 23, 2023, Mayer Hoffman McCann P.C. (“MHM”) served as the Company’s independent registered public accounting firm. On February 23, 2023, MHM resigned as the Company’s independent registered public accounting firm, effective upon the filing of the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2022. The Company filed its Quarterly Report on Form 10-Q for the quarter ended December 31, 2022 on February 24, 2023.

Representatives of Weinberg have been invited to attend the Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement, if they so desire.

The following table sets forth the aggregate fees billed to us for the fiscal years ended March 31, 2023 and 2022 by MHM.

	Fiscal Year Ended March 31,
	2023	2022
Audit Fees	$217,000	$87,500
Audit-Related Fees	$40,000	$80,000
Tax Fees	$—	$10,000
Other Fees	$31,000	$10,000
Totals	$288,000	$187,500

Audit Fees. Audit fees represent amounts billed for professional services rendered or expected to be rendered for the audit of our annual consolidated financial statements.

Audit-Related Fees. Audit-related fees represent professional services rendered or expected to be rendered for assurance and related services by the accounting firm that are reasonably related to the performance of the audit or review of our consolidated financial statements that are not reported under audit fees.

Tax Fees. Tax fees represent professional services rendered by the accounting firm for tax compliance, which includes preparing our annual tax filings.

Other Fees. Other fees represent charges made for the provision of a comfort letter.

Audit Committee Report

With respect to the audit of the Company’s financial statements for the fiscal year ended March 31, 2023, the members of the Audit Committee:

•	Have reviewed and discussed the audited financial statements with management;

•	Have discussed with Company’s independent accountants the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•	Have received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with the independent accountant the independent accountant’s independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in Company’s annual report on Form 10-K for the fiscal year ended March 31, 2023.

Timothy Johnson, Chair

Thomas Moore

Salim Natha

Audit Committee Pre-Approval Policy

Under provisions of the Sarbanes-Oxley Act of 2002, as amended, our principal auditor may not be engaged to provide non-audit services that are prohibited by law or regulation to be provided by it, and the Audit Committee must pre-approve the engagement of our independent accountant to provide audit and permissible non-audit services. The Audit Committee approves all auditing services and the terms thereof and non-audit services (other than non-audit services published under Section 10A(g) of the Exchange Act or the applicable rules of the SEC or the Pubic Company Accounting Oversight Board) to be provided to us by the independent auditor; provided, however, the pre-approval requirement is waived with respect to the provisions of non-audit services for us if the “de minimus” provisions of Section 10A(i)(1)(B) of the Exchange Act are satisfied. The Audit Committee has not established any policies or procedures other than those required by applicable laws and regulations.

MHM leases substantially all of its personnel who work under the control of MHM shareholders from wholly owned subsidiaries of CBIZ, Inc., in an alternative practice structure.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT ACCOUNTANTS.

PROPOSAL 3:

APPROVAL OF AN ARTICLES AMENDMENT TO INCREASE AUTHORIZED SHARES OF COMMON STOCK

We are asking stockholders to adopt and approve an amendment to our Articles to effectuate the authorized share increase (the “Authorized Share Increase Amendment”). On [•], 2023 , our Board unanimously approved and declared advisable the proposed Authorized Share Increase Amendment and recommends that our stockholders adopt and approve the proposed Authorized Share Increase Amendment. If approved by stockholders, this Proposal 3 will authorize the amendment of our Articles to effectuate the Authorized Share Increase from 42,000,000 shares of common stock to 200,000,000 shares of common stock.

Assuming stockholders approve the Authorized Share Increase Amendment, the effective date of the Authorized Share Increase will be determined at the sole discretion of the Board and may occur as soon as the day of the Annual Meeting. The effective date of the Authorized Share Increase will be publicly announced by the Company. The Board may determine, in its sole discretion, not to effectuate the Authorized Share Increase and not to file any amendment to our Articles.

Potential Benefits of Increasing Authorized Shares

Our Board believes it is in the Company’s best interests to increase the number of authorized shares of common stock in order to give us greater ability and flexibility in considering and planning for future corporate needs, including, but not limited to, conversion of future convertible instruments which the Company may issue in the future, stock dividends, grants under equity compensation plans, stock splits, financings, potential strategic transactions, including mergers, acquisitions and business combinations, as well as other general corporate transactions. The Board believes that additional authorized shares of common stock will enable us to take timely advantage of market conditions and favorable financing and acquisition opportunities that become available to us.

Except as set forth herein, we do not have any definitive plans, arrangements, understandings or agreements regarding the issuance of the additional shares of common stock that will result from adoption of the proposed Authorized Share Increase Amendment. We are asking stockholders to approve the Authorized Share Increase Amendment which, if approved by stockholders, will authorize the amendment of our Articles to effectuate the Authorized Share Increase from 42,000,000 shares of common stock to 200,000,000 shares of common stock.

Except as otherwise required by law, the newly authorized shares of common stock will be available for issuance at the discretion of our Board (without further action by the stockholders) for various future corporate needs, including those outlined above. While adoption of the Authorized Share Increase Amendment would not have any immediate dilutive effect on the proportionate voting power or other rights of existing stockholders, any future issuance of additional authorized shares of our common stock, may, among other things, dilute the earnings per share of our common stock and the equity and voting rights of those holding common stock at the time the additional shares are issued.

Any newly authorized shares of common stock will be identical to the shares of common stock now authorized and outstanding. The Authorized Share Increase Amendment will not affect the rights of current holders of our common stock, none of whom have preemptive or similar rights to acquire the newly authorized shares.

Board Discretion to Implement the Authorized Share Increase

The Board believes that stockholder adoption and approval of the Authorized Share Increase is in the best interests of our stockholders. If our stockholders approve this Proposal 3, the Board will implement the Authorized Share Increase only upon a determination that the Authorized Share Increase is in the best interests of the stockholders at that time. The Board may determine, in its sole discretion, to abandon the Authorized Share Increase, not to effectuate the Authorized Share Increase and not to file any amendment to our Articles.

Effective Time

The effective time of the Authorized Share Increase, if the proposed Authorized Share Increase Amendment is adopted and approved by stockholders and the Authorized Share Increase is implemented at the discretion of the Board, will be the date and time that the Authorized Share Increase Amendment effectuating the Authorized Share Increase is filed with the Nevada Secretary of State or such later time as is specified therein. Such filing may occur as soon as the day of the Annual Meeting or at any time prior to February 26, 2025, the date that is 12 months after the Annual Meeting. The exact timing of the Authorized Share Increase will be determined by our Board based on its evaluation as to when such action will be the most advantageous to the Company and its stockholders, and the effective date will be publicly announced by the Company.

The Authorized Share Increase may be delayed or abandoned without further action by the stockholders at any time prior to effectiveness of the Authorized Share Increase Amendment with the Nevada Secretary of State, notwithstanding stockholder adoption and approval of the Authorized Share Increase Amendment, if the Board, in its sole discretion, determines that it is in the best interests of the Company and its stockholders to delay or abandon the Authorized Share Increase. If the Authorized Share Increase Amendment implementing the Authorized Share Increase is not effective with the Nevada Secretary of State on or before February 26, 2025, the date that is 12 months after the Annual Meeting, the Board will be deemed to have abandoned the Authorized Share Increase.

Appraisal Rights

Under the Nevada Revised Statutes, our stockholders are not entitled to dissenter’s rights or appraisal rights with respect to the Authorized Share Increase, and we will not independently provide our stockholders with any such rights.

Interest of Certain Persons in Matters to be Acted Upon

No officer or director has any substantial interest, direct or indirect, by security holdings or otherwise, in the Authorized Share Increase that is not shared by all of our other stockholders.

Vote Required

Adoption of Proposal 3 requires an affirmative vote of a majority of the outstanding common stock entitled to vote thereon. You may vote “FOR,” “AGAINST,” or “ABSTAIN” from voting concerning Proposal 3. Abstentions will count toward the quorum and will have the same effect as a vote against Proposal 3.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE AUTHORIZED SHARE INCREASE PROPOSAL.

PROPOSAL 4—APPROVAL OF NEMAURA MEDICAL INC. 2023 OMNIBUS INCENTIVE PLAN

On August 30, 2023, the Board approved, and proposed for stockholder approval, the 2023 Plan. A copy of the 2023 Plan is attached as Appendix I to this Proxy Statement.

The Board’s approval and recommendation of the 2023 Plan follows a review by the Compensation Committee of our existing compensation program, comparable plans at other companies and trends in long-term compensation, particularly in the industries in which we compete.

The Board believes the 2023 Plan will serve as an essential element of our compensation program and will be critical to our ability to attract and retain the highly qualified employees essential for the execution of our business strategy. The Board believes the 2023 Plan, as proposed, will (i) attract and retain key personnel, and (ii) provide a means whereby directors, officers, employees, consultants, and advisors of the Company and its subsidiaries can acquire and maintain an equity interest in the Company, or be paid incentive compensation, including incentive compensation measure by reference to the value of the Company’s common stock, thereby strengthening their commitment to the welfare of the Company and its subsidiaries and aligning their interests with those of the Company’s stockholders. The 2023 Plan provides for various stock-based incentive awards, including incentive stock options (“ISOs”) and non-qualified stock options (“NQSOs”), stock appreciation rights (“SARs”), restricted stock and restricted stock units (“RSUs”), and other equity-based or cash-based awards.

The 2023 Plan highlights and the summary of the material features of the 2023 Plan appearing below are qualified in their entirety by reference to the copy of the 2023 Plan attached hereto as Appendix I.

2023 Plan Highlights

Highlights of the 2023 Plan are as follows:

•	The Compensation Committee, which is comprised solely of independent directors, will administer the 2023 Plan.

•	The total number of shares of common stock authorized for issuance under the 2023 Plan is 3,000,000 shares, or approximately [•]% of the common stock outstanding at the Record Date.

•	No non-employee director may be granted awards under the 2023 Plan during any calendar year if such awards, taken together with any cash fees paid to such non-employee director would exceed a total value of $250,000 (calculated in accordance with the terms of the 2023 Plan).

•	The exercise price of options and SARs may not be less than the fair market value of the common stock on the date of grant.

•	In addition to other vesting requirements, the Compensation Committee may condition the vesting of awards on the achievement of specific performance targets.

•	Unless the Company obtains shareholder approval, the 2023 Plan prohibits:

o	A material increase in the number of securities which may be issued under the 2023 Plan;

o	A material modification in the requirements for participation in the 2023 Plan;

o	An amendment or modification that would reduce the exercise price of any option or the strike price of any SAR;

o	The cancellation of any outstanding option or SAR and replacement with a new option, SAR or other award or cash payment that is greater than the intrinsic value (if any) of the canceled option or SAR.

Material Features of the 2023 Plan

Term

If approved by the Company’s stockholders, the 2023 Plan will be effective August 30, 2023. The 2023 Plan will terminate on August 30, 2033, unless the Board terminates it earlier.

Purpose

The purpose of the 2023 Plan is to provide a means through with the Company and its subsidiaries may attract and retain key personnel, and to provide a means whereby directors, officer, employees, consultants, and advisors of the Company and its subsidiaries can acquire and maintain an equity interest in the Company, or be paid incentive compensation, thereby strengthening their commitment to the welfare of the Company and its subsidiaries and aligning their interests with those of the Company’s stockholders.

Administration

Pursuant to the terms of the 2023 Plan, a committee of the Board or any properly delegated subcommittee, or, if no such committee or subcommittee thereof exists, the Board, shall administer the 2023 Plan. The Compensation Committee, which is comprised entirely of independent directors, administers the 2023 Plan. The Compensation Committee will have the sole and plenary authority to (i) designate participants; (ii) determine the type or types of awards; (iii) determine the number of shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, awards; (iv) determine the terms and conditions of any award; (v) determine whether, to what extent, and under what circumstances awards may be settled in, or exercised for, cash, shares of Company common stock, other securities, other awards, or other property, or canceled, forfeited, or suspended and the method or methods by which awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, shares of Company common stock, other securities, other awards, or other property and other amounts payable with respect to an award shall be deferred either automatically or at the election of the participant or of the Compensation Committee; (vii) interpret, administer, reconcile any inconsistency in, correct any defect in, and/or supply any omission in the 2023 Plan and any instrument or agreement relating to, or award granted under, the 2023 Plan; (viii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the compensation committee shall deem appropriate for the proper administration of the 2023 Plan; (ix) adopt sub-plans; and (x) make any other determination and take any other action that the Compensation Committee deems necessary or desirable for the administration of the 2023 Plan.

The Compensation Committee may delegate its authority to administer the 2023 Plan as permitted by law, except for award grants to non-employee directors.

The Compensation Committee will have the discretion to select particular performance targets in connection with awards under the 2023 Plan. Under the 2023 Plan, performance targets are specific levels of performance of the Company (and/or subsidiaries, divisions or operational and/or business units, product lines, brands, business segments, administrative departments, or any combination of the foregoing), which may be determined in accordance with generally accepted accounting principles in the United States (“GAAP”) or on a non-GAAP basis on the specified measures, including, but not limited to:

        •       debt ratings;

        •       debt to capital ratio;

        •       generation of cash;

        •       issuance of new debt;

        •       establishment of new credit facilities;

        •       retirement of debt;

        •       return measures (including, but not limited to, return on assets, return on capital, return on equity);

        •       attraction of new capital;

        •       cash flow;

        •       earnings per share;

        •       net income;

        •       pre-tax income;

        •       pre-tax pre-bonus income;

        •       operating income;

        •       gross revenue;

        •       net revenue;

        •       net margin;

        •       pre-tax margin;

        •       share price;

        •       total stockholder return;

        •       acquisition or disposition of assets;

        •       acquisition or disposition of companies, entities or businesses;

        •       creation of new performance and compensation criteria for key personnel;

        •       recruiting and retaining key personnel;

        •       customer satisfaction;

        •       employee morale;

        •       hiring of strategic personnel;

        •       development and implementation of Company policies, strategies and initiatives;

        •       creation of new joint ventures;

        •       increasing the Company’s public visibility and corporate reputation;

        •       development of corporate brand name;

        •       overhead cost reductions; or

        •       any combination of or variations on the foregoing.

Eligibility

Employees, directors and independent contractors (except those performing services in connection with the offer or sale of the Company’s securities in a capital raising transaction, or promoting or maintaining a market for the Company’s securities) of the Company or its subsidiaries will be eligible to receive awards under the 2023 Plan.

Grants

The Compensation Committee may, from time to time, grant awards under the 2023 Plan to one or more eligible participants. All awards will vest and become exercisable in such manner and on such date or dates or upon such event or events as determined by the Compensation Committee and as set forth in any applicable award agreement, including, without limitation, attainment of performance targets, subject to the Minimum Vesting Condition (as hereinafter defined).

Maximum Shares Available

Awards granted under the 2023 Plan are subject to the following limitations: (i) no more than 3,000,000 shares of common stock (the “Absolute Share Limit”) will be available for awards under the 2023 Plan; (ii) no more than the number of shares of common stock equal to the Absolute Share Limit may be issued in the aggregate pursuant to the exercise of ISO granted under the 2023 Plan; and (iii) the maximum number of shares of common stock subject to awards granted during a single calendar year to any non-employee director, taken together with any cash fees paid to such non-employee director during such calendar year, shall not exceed a total value of $250,000 (calculating the value of any such awards based on the grant date fair value of such awards for financial reporting purposes).

When (i) an option or SAR is granted under the 2023 Plan, the maximum number of shares subject to the option or SAR will be counted against the Absolute Share Limit as one share for every share subject to such option or SAR, regardless of the actual number of shares (if any) used to settle such option or SAR upon exercise; and (ii) an award other than an option or SAR is granted under the 2023 Plan, the maximum number of shares subject to the award will be counted against the Absolute Share Limit as two shares for every share subject to such award, regardless of the actual number of shares (if any) used to settle such award. The issuance of shares or the payment of cash upon the exercise of an award or in consideration of the cancellation or termination of an award shall reduce the total number of shares available under the 2023 Plan, as applicable. If shares are not issued or are withheld from payment of an award to satisfy tax obligations with respect to the award, such shares will not be added back to the Absolute Share Limit, but rather will count against the Absolute Share Limit.

To the extent that an award granted under the 2023 Plan or a prior plan award expires or is canceled, forfeited or terminated, in whole or in part without issuance to the holder thereof of shares of common stock to which the award or prior plan award related or cash or other property in lieu thereof, the unissued shares of common stock will again be available for grant under the 2023 Plan; provided that, in any such case, the number of shares again available for grant under the 2023 Plan shall be the number of shares previously counted against the Absolute Share Limit (or, in the case of prior plan award, the number of shares that would have been counted against the Absolute Share Limit if such prior plan award had been granted under this 2023 Plan) with respect to such unissued shares of common stock to which such award or prior plan award related, as determined in accordance with the terms of the 2023 Plan.

Awards may, in the sole discretion of the compensation committee, be granted under the 2023 Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity directly or indirectly acquired by the Company or with which the Company combines (“Substitute Awards”). Substitute Awards will not be counted against the Absolute Share Limit; provided, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding options intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) will be counted against the aggregate number of shares of common stock available for awards of ISOs under the 2023 Plan. Subject to applicable stock exchange requirements, available shares of common stock under a stockholder-approved plan of an entity directly or indirectly acquired by the Company or with which the Company combines (as appropriately adjusted to reflect the acquisition or combination transaction) may be used for awards under the 2023 Plan and will not reduce the number of shares of common stock available for issuance under the 2023 Plan.

Minimum Vesting Condition

With respect to any award settled in shares of Company common stock, “Minimum Vesting Condition” means that vesting of (or lapsing of restrictions on) such award does not occur earlier than the first anniversary of the grant date, other than (i) in connection with a Change of Control (as defined in the 2023 Plan), (ii) as a result of a participant’s death, retirement, disability, or termination without cause (all in accordance with the terms of the 2023 Plan), or (iii) with respect to any award granted to a non-employee director; provided, however, that notwithstanding the foregoing, awards that result in the issuance of an aggregate of up to 5% of the 3,000,000 shares available for issuance under the 2023 Plan may be granted to any one or more eligible persons without regard to such Minimum Vesting Condition. The Minimum Vesting Condition will not prevent the Compensation Committee from accelerating the vesting of any award in accordance with any of the provisions set forth in the 2023 Plan.

Adjustments

In the event of a merger, consolidation, reorganization, recapitalization, reorganization, stock split or dividend, or similar event affecting the common stock, the number (including limits on shares of common stock granted) and kind of shares granted under the 2023 Plan, the compensation committee will make such proportionate substitution or adjustment, if any, as it deems equitable, to any or all of the Absolute Share Limit, the number of shares of common stock or other securities of the Company that may be issued in respect of awards or with respect to which awards may be granted and the terms of any outstanding award..

Stock Options

The Compensation Committee may grant options to purchase shares of common stock under the 2023 Plan to eligible participants for such numbers of shares and having such terms as the Compensation Committee designates and consistent with the 2023 Plan. However, ISOs may only be granted to employees of the Company or its subsidiaries. The Compensation Committee will also determine the type of option granted (e.g., ISO) or a combination of various types of options. Each option granted under the 2023 Plan will be evidenced by a stock option agreement.

The exercise price for an option may not be less than 100% of the fair market value of the Company’s common stock on the date the option is granted; provided, however, that in the case of an ISO granted to an employee who, at the time of the grant, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any subsidiary, the exercise price will be no less than 110% of the fair market value on the grant date. A participant may pay the exercise price of an option to the Company in full at the time of exercise (i) in cash and/or shares of Company common stock, or (ii) by such other method as the Compensation Committee may permit in its sole discretion, including, without limitation, by means of a broker-assisted cashless exercise.

Options will vest and become exercisable in such manner and on such date or dates or upon such event or events as determined by the Compensation Committee; provided, however, that the Compensation Committee may, in its sole discretion, accelerate the vesting of any options at any time and for any reason. Options will expire on a date determined by the Compensation Committee, not to exceed 10 years from the grant date. In the case of an ISO granted to a participant who on the date of grant owns stock representing more than 10% of the voting power of all classes of stock of the Company or any subsidiary, the ISO may not expire more than five years from the grant date.

The stock option agreement will set forth the extent to which the grantee will have the right to exercise an option following termination of employment or service.

Stock Appreciation Rights

The Compensation Committee may grant SARs under the 2023 Plan to eligible participants having such terms as the Compensation Committee designates and consistent with the 2023 Plan. Each SAR granted under the 2023 Plan will be evidenced by a SAR agreement. Any option may include tandem SARs. The Compensation Committee also may award SARs independent of any option.

The strike price for a SAR may not be less than 100% of the fair market value of the Company’s common stock on the date the SAR is granted. Notwithstanding the foregoing, a SAR granted in tandem with (or in substitution for) an option previously granted will have a strike price equal to the exercise price of the corresponding option. Upon exercise of a SAR, the Company will pay to the participant an amount equal to the number of shares subject to the SAR that is being exercised multiplied by the excess, if any, of the fair market value of one share of the Company’s common stock on the exercise date over the strike price, less an amount equal to any taxes required to be withheld. The Company will pay such amount in cash, in shares of Company common stock, or any combination thereof, as determined by the Compensation Committee. Any fractional shares will be settled in cash.

A SAR granted in connection with an option will become exercisable and will expire according to the same vesting schedule and expiration provisions as the corresponding option. A SAR granted independent of an option will vest and become exercisable in such manner and on such date or dates or upon such event or events as determined by the Compensation Committee; provided, however, that the Compensation Committee may, in its sole discretion, accelerate the vesting of any SAR at any time and for any reason. SARs will expire on a date determined by the Compensation Committee, not to exceed 10 years from the grant date.

The SAR agreement will set forth the extent to which the grantee will have the right to exercise a SAR following termination of employment or service.

Restricted Stock and Restricted Stock Units

The Compensation Committee may grant shares of restricted stock under the 2023 Plan to eligible participants in such amounts and upon such terms as the Compensation Committee determines and consistent with the 2023 Plan. Each restricted stock option granted under the 2023 Plan will be evidenced by a stock option agreement. In lieu of or in addition to any restricted stock awards, the Compensation Committee may grant restricted stock units (“RSUs”) to any eligible participant, subject to the terms and conditions being applied to such awards as if those awards were for restricted stock and subject to such other terms and conditions as the Compensation Committee may determine. Each RSU will have an initial value that is at least equal to the fair market value of a share of the Company’s common stock on the grant date. RSUs may be paid at such time as the Compensation Committee may determine in its discretion, and payments may be made in a lump sum or in installments, in cash, in shares of common stock, or a combination thereof, as determined by the Compensation Committee in its discretion.

The Compensation Committee will impose such conditions and/or restrictions on any shares of restricted stock as the Compensation Committee may determine, including, without limitation, a requirement that participants pay a stipulated purchase price for each shares of restricted stock, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, and/or restrictions under applicable federal or state securities laws.

The Company may retain the certificates representing shares of restricted stock in its possession, or provide for appropriate notations on any shares recorded in book entry form, until such time as all conditions and/or restrictions applicable to such shares have been satisfied.

Restricted stock that has not yet been forfeited or canceled will become freely transferable (subject to any restrictions under applicable securities laws) after the last day of the applicable restriction period.

Participants holding shares of restricted stock may be granted full voting rights with respect to those shares during the restriction period. During the restriction period, participants holding shares of restricted stock may be credited with regular cash dividends paid with respect to such shares while they are so held. The Compensation Committee may apply any restrictions to the dividends that the Compensation Committee deems appropriate.

The restricted period with respect to restricted stock and RSUs will lapse in such manner and on such date or dates or upon such event or events as determined by the Compensation Committee; provided, however, that the Compensation Committee may, in its sole discretion, accelerate the vesting of any options at any restricted stock or the lapsing of any applicable restricted period at any time and for any reason.

The terms and conditions with respect to treatment of restricted stock or RSUs, as applicable, termination of employment or service will be determined by the Compensation Committee and reflected in the applicable award agreement.

Upon the expiration of the restricted period with respect to any shares of restricted stock, the restrictions set forth in the applicable restricted stock agreement will be of no further force or effect with respect to such shares, except as set forth in the applicable restricted stock agreement.

Unless otherwise provided by the Compensation Committee in an award agreement or otherwise, upon the expiration of the restricted period with respect to any outstanding RSUs, the Company will issue to the participant or the participant’s beneficiary, without charge, one share of Company common stock (or other securities or other property, as applicable) for each such outstanding RSU; provided, however, that the Compensation Committee may, in its sole discretion, elect to (A) pay cash or part cash and part shares of common stock in lieu of issuing only shares of common stock or (B) defer the issuance of shares of common stock (or cash or part cash and part shares of common stock, as the case may be) beyond the expiration of the restricted period if such extension would not cause adverse tax consequences under Section 409A of the Code.

Other Equity-Based Awards and Other Cash-Based Awards

The Compensation Committee may grant other equity-based awards and other cash-based awards under the 2023 Plan to eligible persons, alone or in tandem with other awards, in such amounts and dependent on such conditions as the Compensation Committee shall from time to time in its sole discretion determine. Each other equity-based award will be evidenced by an award agreement and each other cash-based award will be evidenced in such form as the Compensation Committee may determine from time to time.

Qualified Performance-Based Awards

Restricted stock and RSUs granted to officers and employees of the Company or its subsidiaries may be granted with the intent that the award satisfy the performance-based exception (any such award intended to satisfy the performance-based exception, a “Qualified Performance-Based Award”). The grant, vesting, or payment of Qualified Performance-Based Awards may depend on the degree of achievement of one or more performance goals relative to a pre-established targeted level or levels using one or more of the performance targets set forth in the 2023 Plan.

The performance period applicable to any Qualified Performance-Based Award may not be less than three months nor more than 10 years. To satisfy the performance-based exception, the performance measure(s) applicable to the Qualified Performance-Based Award and specific performance formula, goal or goals must be established and approved by the Compensation Committee during the first 90 days of the applicable performance period (and, in the case of performance periods of less than one year, in no event after 25% or more of the performance period has elapsed) and while performance relating to such target(s) remains substantially uncertain within the meaning of Section 162(m) of the Code. Before any Qualified Performance-Based Award is paid and to the extent applicable to satisfy the performance-based exception, no payment under such award will be made prior to the time that the Compensation Committee certifies in writing that the performance measure has been achieved.

As required pursuant to Section 162(m) of the Code and the regulations promulgated thereunder, the Compensation Committee’s authority to grant new Qualified Performance-Based Awards will terminate upon the first meeting of the Company’s stockholders that occurs in the fifth year following the year in which the 2023 Plan becomes effective, subject to any subsequent extension that may be approved by the Company’s stockholders.

Dividends and Voting Rights

Participants awarded stock options, SARs and RSUs will not receive dividends or dividend equivalents or have any voting rights with respect to shares of common stock underlying these awards prior to the issuance of any such shares. Participants receiving restricted stock will have voting rights with respect to such shares and may be credited with regular cash dividends paid with respect to such shares while they are so held.

Transferability

Awards granted under the 2023 Plan generally will be transferable only by will or the applicable laws of descent and distribution. In certain limited circumstances, the Compensation Committee may authorize stock options, other than ISOs, to be transferred to family members or trusts controlled by family members of the participant. Restricted stock may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of until the applicable restrictions lapse.

Amendment and Termination

The Board may amend, alter, suspend, discontinue or terminate the 2023 Plan at any time. However, the Board may not, without further approval of the Company’s stockholders, amend the 2023 Plan to:

•	materially increase the number of shares of stock subject to the 2023 Plan; or
•	materially modify the requirements for participation in the 2023 Plan if it would materially and adversely affect an award holder’s rights with respect to a previously granted and outstanding award;

The Compensation Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate any award. However, the Compensation Committee may not, without further approval of the Company’s stockholders:

•	reduce the exercise price of any option or the strike price of any SAR;
•	cancel any outstanding option or SAR and replace it with a new option or SAR (with a lower exercise price or strike price, as the case may be) or other award or cash payment that is greater than the intrinsic value (if any) of the canceled option or SAR; or
•	take any action that is considered a “repricing” for purposes of the stockholder approval rules of any securities exchange or inter-dealer quotation system on which the Company’s securities are listed or quoted.

Federal Income Tax Effects of the 2023 Plan

The federal income tax consequences applicable to the Company in connection with ISOs, NQSOs, SARs, restricted stock, RSUs and performance awards are complex and depend, in large part, on the surrounding facts and circumstances. A participant should consult with his or her tax advisor regarding the taxation of awards under the Plan. Under current federal income tax laws, however, a participant will generally recognize income with respect to grants of stock options, SARs, restricted stock, RSUs and performance awards as described below.

Stock Options

Stock options may be granted in the form of ISOs or NQSOs. ISOs are eligible for favorable tax treatment under the Code. To meet the Code requirements, the maximum value of ISOs that first become exercisable in any one year (determined as of the dates of grants of the ISOs) is limited to $100,000. Under the Code, persons do not realize compensation income upon the grant of an ISO or NQSO. At the time of exercise of a NQSO, the holder realizes compensation income in the amount of the difference between the grant price and the fair market value of the Company stock on the date of exercise multiplied by the number of shares for which the option is exercised. At the time of exercise of an ISO, no compensation income, however, is recognized but the difference between the grant price and the fair market value of the Company’s common stock on the date of exercise multiplied by the number of shares for which the option is exercised is an item of tax preference which may require the payment of alternative minimum tax. The tax basis for determining capital gain or loss from the sale of stock acquired pursuant to a NQSO is the fair market value of the stock or the date of exercise. If the shares acquired on exercise of an ISO are held for at least two years after grant of the option and one year after exercise, the excess of the amount realized on sale over the exercise price is taxed as capital gains. If the shares acquired on exercise of an ISO are disposed of, including disposition by gift, within two years after grant or one year of exercise, the holder realizes compensation income equal to the excess of the fair market value of shares on the date of exercise over the option price. Additional amounts realized are taxed as capital gains. The Company generally is entitled to a deduction under the Code at the time and equal to the amount of compensation income realized by the holder of an option under the 2023 Plan.

Compensation income recognized by the exercise of NQSOs is subject to Federal Insurance Contributions Act (“FICA”) and Medicare taxes when the optionee is an employer and self-employment tax when the optionee is a director. Compensation income realized upon the premature disposition of stock acquired pursuant to an ISO is not subject to FICA and Medicare taxes.

SARs and RSUs

SARs are taxed on the date of exercise and RSUs are taxed on the date of vesting. A participant is taxed on the amount he or she is paid upon exercise of an SAR or vesting of an RSU. The Company accrues a corresponding deduction. The amount taxed is also subject to FICA and Medicare taxes in the case of an employee and self-employment tax in the case of a director.

Restricted Stock

Participants recognize as taxable income the fair market value of restricted stock on the date the restriction period ends. The amount taxed is subject to FICA and Medicare taxes in the case of an employee and self-employment tax in the case of a director. The Company is entitled to a corresponding tax deduction at the same time. Dividends paid during the restricted period are taxable compensation/income to the participant and are deductible by the Company. The value of the stock on the date the restriction period ends becomes the participant’s tax basis for determining subsequent capital gain or loss on the sale of the stock. A participant may elect to have the fair market value of restricted stock taxed to him or her at the time of grant. In this event, the participant recognizes no income when the restrictions lapse. The participant’s tax basis in the stock, for determining capital gain or loss upon the subsequent sale of the stock, is the fair market value of the stock on the date of grant. In this event, the Company accrues a tax deduction equal to the amount of income recognized by the participant on the grant date, and the participant does not accrue a tax deduction or benefit in the event the stock is subsequently forfeited.

Performance Awards

Cash payments pursuant to performance awards are taxable as compensatory income to a participant when it is paid and the Company accrues a corresponding income tax deduction in this amount. The amount taxed is subject to FICA and Medicare taxes.

Code Section 162(m)

Section 162(m) of the Code limits the deductibility by the Company of compensation paid to the CEO and the other four most highly compensated executives. Section 162(m) of the Code provides an exception to this deduction limitation for certain “qualified performance-based compensation.” Payments or grants under the 2023 Plan are intended to qualify as “qualified performance-based compensation” under the Code and applicable regulations.

Code Section 280G and 4999

A 20% excise tax is imposed under Code Section 4999 on participants who receive certain payments in connection with a change of control of the Company and the Company cannot deduct such payments. It is possible that the value of accelerated vesting and lapse of restrictions on 2023 Plan awards could constitute change of control payments and that (i) the value of the acceleration could be subject to the excise tax, (ii) this could cause other Company change of control payments to be subject to the tax, and (iii) in this event, the Company would not be able to deduct these items for income tax purposes.

New Plan Benefits

As of the date of this Proxy Statement, approximately five employees, three non-employee directors and four independent contractors eligible to participate in the 2023 Plan.  The benefits or amounts that the Company’s Chief Executive Officer, the other named executive officers, other employees or non-employee directors may receive under the 2023 Plan are not determinable because all benefits or amounts are at the discretion of the Compensation Committee.

To date, the Company has not granted any stock-based compensation awards to employees, including officers, or non-employee directors.

Securities Authorized for Issuance under Equity Compensation Plans

We have not adopted an equity compensation plan.

Vote Required for Approval

The affirmative vote of a majority of the shares entitled to vote on this proposal and present in person or represented by proxy at the Annual Meeting is required to approve the 2023 Plan.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE 2023 PLAN.

PROPOSAL 5—APPROVAL OF THE POTENTIAL ISSUANCE OF SHARES OF COMMON STOCK TO CERTAIN DEBT HOLDERS OF THE COMPANY IN EXCESS OF 19.99% OF OUR OUTSTANDING COMMON STOCK PURSUANT TO NASDAQ LISTING RULES

Our Board is seeking the approval of our stockholders of the potential issuance of shares of our common stock to certain debt holders of the Company (collectively, the “Debt Holders”) in excess of 19.99% of our outstanding common stock pursuant to the Nasdaq Listing Rules.

Agreement with Debt Holders

As of December 5, 2023, we entered into a letter of intent with the Debt Holders pursuant to which the Debt Holders agreed to exchange up to $17,000,000 in outstanding balance of certain promissory notes held by the Debt Holders into, and the Company agreed to issue, unregistered shares of its common stock at an exchange rate to be mutually agreed on by the parties and set forth in the Definitive Agreement (as defined below) (the “Exchange”), subject to certain conditions being met, including, but not limited to, (i) stockholder approval of the issuance of 20% of the Company’s issued and outstanding common stock for purposes of complying with Nasdaq Listing Rule 5635(d), if required, (ii) entry into a definitive agreement regarding the Exchange, and (iii) the closing of a capital raise by the Company.

Requirement to Seek Stockholder Approval

As a result of our listing on The Nasdaq Capital Market, issuances of our common stock are subject to the Nasdaq Listing Rules, including Rule 5635(d).

Nasdaq Listing Rule 5635(d) requires us to obtain stockholder approval prior to the issuance of securities in connection with a transaction, other than a public offering, involving the sale, issuance or potential issuance by us of more than 19.99% of our outstanding shares of our common stock (or securities convertible into or exercisable for shares of our common stock) at a price less than the lower of (i) the closing price (as reflected on Nasdaq.com) immediately preceding the signing of the binding agreement, or (ii) the average closing price of the common stock (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of the binding agreement (the “Nasdaq 20% Rule”).

Under the Nasdaq 20% Rule, in no event may we issue or sell to the Debt Holders under the Definitive Agreement more than 19.99% of our outstanding shares of common stock unless (i) we obtain stockholder approval to issue shares of common stock in excess thereof, or (ii) the average price of all applicable sales of common stock to the Debt Holders under the Definitive Agreement equals or exceeds the lesser of the closing price of our common stock immediately prior to the date that the Definitive Agreement is executed or the average closing price of our common stock for the five trading days immediately prior to the date the Definitive Agreement is executed, such that issuances and sales of the common stock to the Debt Holders under the Definitive Agreement would be exempt from the Nasdaq 20% Rule. In any event, we may not issue or sell any shares of our common stock under the Definitive Agreement if such issuance or sale would breach any applicable Nasdaq rules.

In addition, Nasdaq Listing Rule 5635(b) generally requires us to obtain stockholder approval prior to the issuance of securities when the issuance or potential issuance will result in a change of control. Pursuant to applicable Nasdaq guidance, a change of control may generally be deemed to occur when an investor would own or have the right to acquire 20% or more of the outstanding shares of common stock or voting power and such ownership or voting power would be the largest ownership position of the issuer. However, in determining if a change of control has occurred (and stockholder approval is required), Nasdaq will consider all circumstances concerning the transaction and may determine that a change of control has occurred even if the number of shares of common stock or voting power that an investor has a right to acquire is less than 20%.

Based on the closing sale price of our common stock on January [•], 2024 of $[•] per share (the last closing sale price of our common stock on January [•], 2024), we would need to issue approximately [•] shares of common stock to the Debt Holders to fully utilize the $17,000,000 expected to be available under the Definitive Agreement, which exceeds 19.99% of our outstanding shares of common stock. In order to fully utilize the $17,000,000 expected to be available under the Definitive Agreement, we are required to obtain stockholder approval pursuant to Nasdaq Listing Rules 5635(b) and 5635(d) to permit issuances of our common stock to the Debt Holders pursuant to the Definitive Agreement in excess of 19.99% of our outstanding shares of common stock. Accordingly, under this Proposal 5, we are seeking stockholder approval for the issuance of shares of our common stock to the Debt Holders under the Definitive Agreement in excess of 19.99% of our outstanding shares of common stock.

Effect of Failure to Obtain Stockholder Approval

If Proposal 5 is not approved by our stockholders at the Annual Meeting, we will not be permitted to issue shares of common stock to the Debt Holders under the Definitive Agreement in excess of 19.99% of our outstanding shares of common stock, unless the average price of all sales and issuances of common stock to the Debt Holders under the Definitive Agreement equals or exceeds the Minimum Price (as defined under Nasdaq Rule 5635(d)(1)(A)), such that issuances and sales of our common stock to the Debt Holders under the Definitive Agreement would be exempt from 19.99% limitation under the Nasdaq 20% Rule, and we may not issue shares under the Definitive Agreement if the issuance would violate Nasdaq Listing Rule 5635(b). If, as a result of failing to obtain stockholder approval, we are prohibited from issuing shares of common stock to the Debt Holders under the Definitive Agreement in excess of 19.99% of our outstanding common stock (or in an amount that would violate Nasdaq Listing Rule 5635(b)), we would likely be required to seek alternative sources of financing, which may not be available on terms favorable to the Company, or at all.

Reasons for Approving the Issuance to the Debt Holders and Effect on Current Stockholders

Our Board has determined that the issuance of shares of common stock to the Debt Holders under the Definitive Agreement is in the best interests of the Company because the right to sell shares to the Debt Holders provides the Company with a reliable source of capital and the ability to access that capital when and as needed.

Dilution

The sale of shares to the Debt Holders pursuant to the terms of the Definitive Agreement will have a dilutive effect on the existing stockholders, including the voting power and economic rights of the existing stockholders. For example, if we were to sell to the Debt Holders all [•] shares (which is the maximum number of shares we could sell under the Definitive Agreement at a price equal to the last closing sale price of our common stock on January [•], 2024) for which we are seeking stockholder approval to issue under the Definitive Agreement, the Debt Holders, collectively, would beneficially own approximately [•]% of the outstanding shares of the Company after such issuances on a pro forma basis.

Beneficial Ownership Limitation and Control Considerations

Notwithstanding the foregoing, the Definitive Agreement provides that the Company shall not issue, and the Debt Holders shall not purchase, any shares of our common stock under the Definitive Agreement if such shares proposed to be issued and sold, when aggregated with all other shares of our common stock then owned beneficially (as calculated pursuant to Section 13(d) of the Exchange Act) by the Debt Holders and their affiliates, would result in the beneficial ownership by any of the Debt Holders and their affiliates of more than 4.99% of our then issued and outstanding shares of common stock. This beneficial ownership limitation limits the number of shares each Debt Holder may beneficially own at any one time to 4.99% of our outstanding common stock. Consequently, the number of shares each Debt Holder may beneficially own in compliance with the beneficial ownership limitation may increase over time as the number of outstanding shares of our common stock increases over time. The Debt Holders may sell some or all of the shares it purchases under the Definitive Agreement, permitting it to purchase additional shares in compliance with the beneficial ownership limitation.

Additional Corporate Actions—Reverse Stock Split and Decrease in Authorized Shares of Common Stock

In addition, the Company expects to effectuate a reverse stock split of its common stock, if necessary to maintain the Company’s listing on Nasdaq. As a Nevada corporation, the Company need not obtain shareholder approval for the implementation of a reverse stock split and plans to effectuate the reverse split, if necessary, at a ratio sufficient to achieve and sustain compliance with the minimum $1.00 threshold. The Company’s management and Board of Directors are committed to the implementation of the reverse stock split, if necessary to maintain the Company’s listing on Nasdaq.

On April 3, 2023, the Company received a written notice from the Nasdaq Listing Qualification Department (the “Nasdaq Staff”) indicating that the Company was not in compliance with the $35 million minimum market value of listed securities (“MVLS”) requirement set forth in Nasdaq Listing Rule 5550(b)(2) for continued listing on The Nasdaq Capital Market. The Company was granted a grace period that expired on October 2, 2023. In addition, on April 6, 2023, the Company received a written notice from the Nasdaq Staff that the Company was not in compliance with the $1 bid price requirement (the “Minimum Bid Price Requirement”) for continued listing set forth in Listing Rule 5550(a)(2) and was granted a grace period that expired on October 3, 2023.

On October 3, 2023 and October 4, 2023, respectively, the Company received written notices from the Nasdaq Staff indicating that the Company had not regained compliance with the MVLS requirement and the Minimum Bid Price Requirement, and that the Company’s common stock would be subject to delisting from The Nasdaq Capital Market unless the Company timely requests a hearing before a Nasdaq Hearings Panel (the “Panel”).

The Company timely requested a hearing before the Panel. The hearing request automatically stayed any suspension or delisting action pending the hearing and the expiration of any additional extension period granted by the Panel following the hearing. In that regard, pursuant to the Nasdaq Listing Rules, the Panel may grant an extension not to exceed April 1, 2024. Notwithstanding, there can be no assurance that the Panel will grant the Company an additional extension period or that the Company will regain compliance with all applicable requirements for continued listing on The Nasdaq Capital Market. Based on the foregoing, it is the Company’s expectation that it will remain listed and trading on The Nasdaq Capital Market under the trading symbol “NMRD” through the conclusion of the hearings process.

In response to the notices from the Nasdaq Staff and in an attempt to increase the share price of our common stock, the Company may adopt and approve an amendment to our Articles (the “Reverse Stock Split Amendment”) to effectuate the reverse stock split of our issued and outstanding common stock. If the Board determines that it is in the best interests of the Company and its stockholders to effectuate the reverse stock split, the ratio will be determined at the sole discretion of the Board, with any fractional shares being rounded up to the next higher whole share. Assuming the Board approves the Reverse Stock Split Amendment, the effective date of the reverse stock split will be determined at the sole discretion of the Board. The effective date of the reverse stock split, if the Board determines to implement the reverse stock split, will be publicly announced by us. The Board may determine, in its sole discretion, not to effectuate the reverse stock split and not to file any Articles amendment.

If we effectuate the reverse stock split, then, except for adjustments that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of the then-outstanding shares of common stock immediately following the reverse stock split that such stockholder held immediately prior to the reverse stock split. The par value of our common stock will remain unchanged at $0.001 per share. No fractional shares of common stock will be issued as a result of the reverse stock split; rather any fractional shares will be rounded up to the next higher whole share.

If the Board elects to effectuate the reverse stock split, we will file an amendment to our Articles with the Nevada Secretary of State that sets forth the Reverse Stock Split Amendment and the reverse stock split ratio as determined by the Board. The Reverse Stock Split Amendment will be effective immediately upon filing with the Nevada Secretary of State or such later time as is set forth therein. The Board also may determine in its discretion to abandon such an amendment, and to not effectuate the reverse stock split.

Background and Reasons for the Reverse Stock Split

Our Board’s primary reason for effectuating the reverse stock split would be to increase the share price of our common stock, if necessary, to a level that will enable the Company to comply with the Minimum Bid Price Requirement. The Board believes that maintaining the Company’s Nasdaq listing is in the best interests of the Company and its stockholders. Among other things, the Board of Directors believes that the Company’s Nasdaq listing may enable the Company to achieve better access to capital, encourage investor interest and improve the marketability of our common stock to a broader range of investors.

However, even if the reverse stock split is implemented, there is no assurance that the price of our common stock would be, or remain, following the reverse stock split at a level high enough to enable us to comply with the Minimum Bid Price Requirement or to attract capital investment in our company. There can be no assurance that the Company will be able to regain compliance with the Minimum Bid Price Requirement, even if it maintains compliance with the other listing requirements.

Reducing the number of outstanding shares of our common stock through the reverse stock split is intended, absent other factors, to increase the per share market price of our common stock. However, other factors, such as our financial results, general market conditions and the market perception of our company, may adversely affect the market price of our common stock. As a result, there can be no assurance that the reverse stock split, if implemented by the Board, will result in the intended benefits described above, that the market price of our common stock will increase following the reverse stock split or that the market price of our common stock will not decrease in the future. Additionally, we cannot assure you that the market price per share of our common stock after the reverse stock split, if effectuated, will increase in proportion to the reduction in the number of shares of our common stock outstanding before the reverse stock split. Accordingly, the total market capitalization of our common stock after the reverse stock split, if implemented, may be lower than the total market capitalization before the reverse stock split.

The effectuation of the reverse stock split is conditioned on our Board’s consideration of the totality of the circumstances. Prior to implementing the reverse stock split, the Board will undertake a thorough analysis of the advisability of the reverse stock split and consider the totality of the circumstances in order to determine that the reverse stock split is fair to the stockholders of the Company, from a financial point of view, and in the best interests of us and our stockholders.

Board Discretion to Implement the Reverse Stock Split

The Board will implement the reverse stock split only upon a determination that the reverse stock split is in the best interests of the stockholders at that time. The Board will then select the ratio for the reverse stock split that the Board determines to be advisable and in the best interests of the stockholders, considering relevant market conditions at the time the reverse stock split is to be implemented. The factors that the Board may consider in determining the reverse stock split ratio include, but are not limited to, the following:

•	The historical and projected trading price and trading volume of our common stock;

•	General economic and other related conditions prevailing in our industry and in the marketplace; and

•	Our ability to meet Nasdaq’s Minimum Bid Price Requirement.

If the Board determines to proceed with the reverse stock split, it intends to select the reverse stock split ratio that it believes will be most likely to achieve the anticipated benefits of the reverse stock split described above. The reverse stock split is not intended as, and will not have the effect of, a “going private transaction” covered by Rule 13e-3 under the Exchange Act. If the reverse stock split is effectuated, following the implementation of the reverse stock split, we will continue to be subject to the periodic reporting requirements of the Exchange Act.

No Stockholder Approval Required for Reverse Stock Split

Under Nevada law, as long as the reverse stock split is approved by the Board of Directors of the Company in accordance with NRS Section 78.207, no stockholder approval is required. Pursuant to NRS Section 78.207, the Company may effect the reverse stock split without stockholder approval if (i) both the number of authorized shares of common stock and the number of issued and outstanding shares of common stock are proportionally reduced as a result of the reverse stock split; (ii) the reverse stock split does not adversely affect any other class of stock of the Company; and (iii) the Company does not pay money or issue scrip to stockholders who would otherwise be entitled to receive a fractional share as a result of the reverse stock split. If the Board determines to proceed with the reverse stock split, the Company intends to comply with the requirements of NRS Section 78.207 and accordingly, the Company is not, and does not expect to, seek stockholder approval for the reverse stock split and related decrease in authorized shares of common stock.

We cannot assure you that the proposed reverse stock split, if implemented, will increase our common stock price. We expect that the reverse stock split, if implemented, will increase the per share trading price of our common stock. However, the effect of the reverse stock split on the per share trading price of our common stock cannot be predicted with any certainty, and the history of reverse stock splits for other companies is varied. It is possible that the per share trading price of our common stock after the reverse stock split will not increase in the same proportion as the reduction in the number of our outstanding shares of common stock following the reverse stock split. In addition, although we believe the reverse stock split may enhance the marketability of our common stock to certain potential investors, we cannot assure you that, if implemented, our common stock will be more attractive to investors. Even if we implement the reverse stock split, the per share trading price of our common stock may decrease due to factors unrelated to the reverse stock split, including our future performance. If the reverse stock split is consummated and the per share trading price of our common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the reverse stock split. Even if the reverse stock split is implemented by our Board of Directors, there is no assurance that the price of our common stock would be, or remain, following the reverse stock split at a level high enough to enable us to comply with the Minimum Bid Price Requirement or to attract capital investment in our company.

The proposed reverse stock split may decrease the liquidity of our common stock and result in higher transaction costs. The liquidity of our common stock may be negatively impacted by the reverse stock split, if implemented, given the reduced number of shares that will be outstanding after the reverse stock split, particularly if the per share trading price does not increase as a result of the reverse stock split. In addition, if the reverse stock split is implemented, it may increase the number of our stockholders who own “odd lots” of fewer than 100 shares of common stock. Brokerage commissions and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of common stock. Accordingly, the reverse stock split, if effectuated, may not result in increasing the marketability of our common stock.

Effects of the Reverse Stock Split

General

The principal effect of the reverse stock split, if implemented by the Board, would be to proportionately decrease the number of issued and outstanding shares of our common stock based on the ratio selected by our Board, which will result in each stockholder owning a reduced number of shares of common stock after the effective date of the reverse stock split. The actual number of shares issued and outstanding and ultimately owned by each stockholder after giving effect to the reverse stock split, if implemented, would depend on the ratio for the reverse stock split that is ultimately determined by our Board. The reverse stock split would affect all holders of our common stock uniformly, and, except for adjustments that may result from the treatment of fractional shares as described herein, each stockholder will hold the same percentage of the then-outstanding shares of common stock immediately following the reverse stock split that such stockholder held immediately prior to the reverse stock split. The par value of our common stock will remain unchanged at $0.001 per share. No fractional shares of common stock will be issued as a result of the reverse stock split; rather any fractional shares will be rounded up to the next higher whole share. In addition, the reverse stock split would not affect any stockholder’s proportionate voting power, subject to the treatment of fractional shares.

The reverse stock split, if implemented, may result in some stockholders owning “odd lots” of less than 100 shares of common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots may be higher than the costs of transactions in “round lots” of even multiples of 100 shares.

After the effective time of the reverse stock split, if implemented, our common stock will have a new Committee on Uniform Securities Identification Procedures, or CUSIP, number, which is a number used to identify our common stock.

Effect on Capital Stock

The Company’s Articles authorize the issuance of up to 42,000,000 shares of common stock. The proposed reverse stock split will have no impact on the total authorized number of shares of common stock, or the par value of the common stock. See, however, “Proposal 3—Approval of an Articles Amendment to Increase Authorized Shares of Common Stock.” Also, see “—No Stockholder Approval Required for Reverse Stock Split” above. If the Board determines to proceed with the reverse stock split, the Company intends to comply with the requirements of NRS Section 78.207, including that both the number of authorized shares of common stock and the number of issued and outstanding shares of common stock are proportionally reduced as a result of the reverse stock split.

Accounting Matters

As a result of the reverse stock split, if effectuated, at the effective time of the reverse stock split, the stated capital on the Company’s balance sheet attributable to our common stock, which consists of the par value per share of our common stock multiplied by the aggregate number of shares of our common stock issued and outstanding, will be reduced in proportion to the reverse stock split ratio chosen by the Board. Correspondingly, the Company’s additional paid-in capital account, which consists of the difference between the Company’s stated capital and the aggregate amount paid to the Company upon issuance of all currently outstanding shares of common stock, will be credited with the amount by which the stated capital is reduced. The Company’s stockholders’ equity, in the aggregate, will remain unchanged. The historical earnings or loss per share of our common stock reported in all financial reports published after the effective date of the reverse stock split, if effectuated, will be restated to reflect the proportionate decrease in the number of outstanding shares of common stock for all periods presented so that the results are comparable.

Effective Time

The effective time of the reverse stock split, if the reverse stock split is implemented at the discretion of the Board, will be the date and time that the Reverse Stock Split Amendment effectuating the amendment with the ratio selected by the Board is filed with the Nevada Secretary of State or such later time as is specified therein. The exact timing of the reverse stock split, if implemented, will be determined by our Board based on its evaluation as to when such action will be the most advantageous to the Company and its stockholders, and the effective date will be publicly announced by the Company.

Effect of Approval of Proposal 5

If this Proposal 5 is approved by our stockholders, we will be able to issue shares of common stock equal to 20% or more of our outstanding shares to the Debt Holders under the Definitive Agreement, up to a maximum of $17,000,000 of our common stock. If approved, we will be able to sell shares of our common stock under the Definitive Agreement from time to time, at our sole discretion, during the term of the Definitive Agreement. Based on the closing price of our common stock on January [•], 2024 of $[•] per share (which is the last closing sale price of our common stock on January [•], 2024), we could issue and sell under the Definitive Agreement approximately [•] shares. The additional shares that we could issue to the Debt Holders will result in greater dilution to existing stockholders and may result in a decline in our stock price or greater price volatility.

Each additional share of common stock that would be issuable to the Debt Holders would have the same rights and privileges as each share of our currently authorized common stock.

Vote Required to Approve Proposal 5

Approval of the issuance of shares of common stock to the Debt Holders pursuant to Nasdaq Listing Rules 5635(b) and 5635(d) requires the affirmative vote of a majority of the shares entitled to vote on this proposal, present in person virtually or represented by proxy at a meeting at which a quorum is present. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. Abstentions will have the effect of a vote against this proposal, and broker non-votes will have no effect.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE ISSUANCE OF SHARES OF COMMON STOCK TO THE DEBT HOLDERS IN EXCESS OF 19.99% OF OUR OUTSTANDING COMMON STOCK PURSUANT TO NASDAQ LISTING RULES.

OTHER INFORMATION

Our 2023 annual report on Form 10-K, excluding exhibits, will be mailed without charge to any stockholder entitled to vote at the Annual Meeting, upon written request to Nemaura Medical Inc., Advanced Technology Innovation Centre, Loughborough University Science and Enterprise Parks, 5 Oakwood Drive, Loughborough, Leicestershire, LE11 3QF, United Kingdom, Attention: Chief Financial Officer.

Important Notice Regarding Delivery of Stockholder Documents

If your shares are held in street name, your broker, bank, custodian, or other nominee holder may deliver only one copy of this Proxy Statement and the annual report to stockholders to multiple stockholders sharing an address, absent contrary instructions from one or more of the stockholders. We will deliver a separate copy of the proxy materials to a stockholder at a shared address to which a single copy was delivered, upon written or oral request, to Nemaura Medical Inc., Advanced Technology Innovation Centre, Loughborough University Science and Enterprise Parks, 5 Oakwood Drive, Loughborough, Leicestershire, LE11 3QF, United Kingdom. Stockholders sharing an address and receiving multiple copies of the proxy materials who wish to receive a single copy should contact their broker, bank, custodian or other nominee holder.

Other Matters to Be Presented at the Annual Meeting

We do not have notice of any matter to be presented for action at the Annual Meeting, except as discussed in this Proxy Statement. The persons authorized by the accompanying form of proxy will vote in their discretion as to any other matter that comes before the Annual Meeting.

Stockholder Proposals for Next Annual Meeting

Stockholder proposals intended to be included in the proxy statement for the next annual meeting must be received by the Company no later than September 18, 2024. In order for stockholders to give timely notice of nominations for directors for inclusion on a universal proxy card in connection with the 2025 Annual Meeting, notice must be submitted by the same deadline as disclosed above under the advance notice provisions of our bylaws and must include the information in the notice required by our bylaws and by Rule 14a-19(b)(2) and Rule 14a-19(b)(3) under the Exchange Act, including a statement that the stockholder intends to solicit the holders of shares representing at least 67% of the voting power of shares entitled to vote on the election of directors. If any change occurs with respect to such stockholder’s intent to solicit the holders of shares representing at least 67% of such voting power, such stockholder must notify us promptly.

By Order of the Board of Directors,

/s/ Dewan Fazlul Hoque Chowdhury

Dewan Fazlul Hoque Chowdhury

Chairman of the Board

January [•], 2024

APPENDIX I

Nemaura Medical Inc.

2023 Omnibus Incentive Plan